Exhibit 99.1

FOR IMMEDIATE RELEASE

July 20, 2005

Owens & Minor Revenue Grows 8.2% in Second Quarter 2005

to a Record $1.21 Billion

Richmond, VA....Owens & Minor (NYSE-OMI) reported record revenue of $1.21 billion for the second quarter ended June 30, 2005, improved 8.2 percent compared to revenue of $1.12 billion in the second quarter last year. For the quarter, earnings per diluted common share (EPS) were $0.40, up 2.6 percent compared to $0.39 in the prior year second quarter. Net income for the quarter was $16.0 million, a 4.2 percent increase compared to net income of $15.3 million in last year’s second quarter.

“Strong year-to-date revenue growth, growing customer acceptance of our consulting and outsourcing efforts, a solid performance from Access Diabetic Supply, together with our steady, reliable core business, confirm our strategic direction,” said Craig R. Smith, president and chief executive officer of Owens & Minor. “Despite modest earnings growth, we are happy to report record revenues this quarter, demonstrating that we are effectively meeting the needs of our healthcare customers.”

Other Second Quarter Results

Operating earnings for the second quarter of 2005 were 2.4 percent of revenue compared to operating earnings of 2.5 percent of revenue in the second quarter last year. Gross margin for the quarter was 10.6 percent of revenue compared to gross margin of 10.3 percent of revenue from the same period last year. Gross margin for the quarter was improved by a full quarter’s contributions from Access Diabetic Supply (Access), the company’s direct-to-consumer, diabetic supply subsidiary, which more than offset lessened supplier incentives and lower contributions from alternate source purchasing, when compared to last year’s second quarter. Selling, general and administrative expenses (SG&A) were 7.9 percent of revenue, compared to 7.6 percent of revenue in last year’s second quarter. As expected, SG&A increased as a result of the acquisition of Access, which has a higher expense ratio, but significantly higher gross margins as a percent to revenue than Owens & Minor’s traditional distribution business.

Depreciation and amortization expense increased by approximately $1.3 million, compared to last year’s second quarter, as a result of the amortization of customer and other intangible assets arising from recent acquisitions.

The company reported continued strength in asset management, with second quarter days sales outstanding of 24.8, improved from 25.5 days in second quarter of 2004. For the quarter, inventory turns improved to 10.7 from 10.0 for the second quarter last year.

The tax rate for the quarter was 37.6 percent. The second quarter rate reflects reductions in the company’s estimates of its ultimate tax liability for years subject to audit. The company expects that its full-year tax rate will be similar to the 39.3 percent tax rate reported in the first quarter of 2005.

Year-to-Date Results

For the six months ended June 30, 2005, revenue improved 8.0 percent to $2.40 billion compared to $2.23 billion in the comparable period of 2004. Net income for the first half of 2005 was $31.9 million, up 6.5 percent, compared to $30.0 million in the first six months of 2004. Year-to-date, diluted EPS was $0.80 compared to $0.76, a 5 percent increase.

Year-to-date, operating earnings were 2.4 percent of revenue compared to 2.5 percent in the first half of 2004. Gross margin for the first half of 2005 was 10.6 percent compared to gross margin of 10.3 percent of revenue in the first six months of 2004. SG&A was 7.9 percent of revenue compared to SG&A of 7.6 percent last year. Gross margin and SG&A results for the year-to-date were affected by Access, which was acquired effective January 31, 2005. Year-to-date, cash flow from operations was $121.4 million.

Outlook for 2005

Financial guidance for 2005 remains unchanged. The company anticipates that it will report revenue growth in the 5 to 7 percent range, and diluted EPS in a range of $1.71 to $1.73 for the year.

“Our revenue growth and cash flow so far this year are strong, and we are certainly aiming at the high end of our revenue guidance for 2005,” said Smith. “However, since earnings are not where we had planned for mid-year, we are taking steps to accelerate gross margin improvement and, in addition, we are working our plan to reduce costs going forward. We believe that our earnings performance will be stronger in the second half of the year. While we have our work cut out for us, we have a history of rising to the occasion, and we are putting forth every effort to meet our goals for 2005.”

Access Update

Since Owens & Minor’s acquisition of Access, effective January 31, 2005, Access has grown its customer base from approximately 60,000 to approximately 90,000 customers, including those gained from the April 4, 2005 acquisition of Direct Diabetic Supplies, Inc., a small, Florida-based company. “Access continues to perform beyond our expectations,” said Smith. “This team has a strong understanding of the diabetic supply market, and is clearly adept at meeting the needs of its customers. This is a high growth business, and we look forward to helping Access achieve its goals.”

Quarterly Highlights

Craig R. Smith Assumes CEO Role

Effective July 1, 2005, Craig R. Smith assumed the title and responsibilities of president and chief executive officer of Owens & Minor. Former Chief Executive Officer G. Gilmer Minor, III, will continue to serve the company as chairman of the board of directors. Smith, 53, joined the company in 1989 and has served in a variety of sales, management and operations capacities. The transition comes as a result of a succession plan designed to ensure the continuity, strength and integrity of the leadership of Owens & Minor. Smith serves on the boards of directors of Owens & Minor and of Imagistics International Inc., a leading provider of document imaging solutions. He is also a member of the board of trustees of the National Committee for Quality Healthcare. A native of California, Smith is a graduate of the University of Southern California.

Owens & Minor Signs Distribution Agreement with Premier, Inc.

Owens & Minor signed a distribution agreement with Premier, Inc., a strategic alliance owned by more than 200 of the nation’s leading hospital and healthcare systems, representing more than 1,500 hospitals. Premier provides resources to support healthcare services, including group purchasing activities, with more than $21 billion in annual sales of supplies and equipment. Effective July 1, 2005, the three-year contract gives Owens & Minor formal access to Premier’s acute-care, hospital members and surgery centers. Under terms of the contract Owens & Minor is expected to serve Premier members in sourcing, delivery and efficient supply chain management of medical and surgical products. Owens & Minor already provides distribution services to many Premier members.

Owens & Minor Signs Agreement with Catholic Health Initiatives

Effective July 1, 2005, Owens & Minor has signed a five-year distribution agreement with Consorta Custom for Catholic Health Initiatives (CHI). CHI is the second largest Catholic health care system in the United States. Based in Denver, Colorado, CHI is a national, non-profit, health corporation including 70 hospitals; 43 long-term care, assisted and independent living and residential facilities; and five community-based health organizations located in 19 states. CHI procures an estimated $150 million annually in medical and surgical supplies. Under terms of the new agreement, Owens & Minor, which already serves a number of CHI members, is now one of two authorized medical and surgical supply distributors. Also, CHI has authorized Owens & Minor to offer MediChoice®, the company’s private label line of products, to its membership.

Owens & Minor Signs MediChoice® Agreement with MedAssets

Owens & Minor and MedAssets signed an agreement, effective April 1, 2005, under which Owens & Minor will offer the MediChoice® private label line to MedAssets members through its supply chain subsidiary, MedAssets Supply Chain Systems, Inc., a group purchasing organization and supply chain services company. Headquartered in Atlanta, Georgia, MedAssets serves more than 2,000 acute care facilities nationwide through its revenue cycle and supply chain operations.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Conference Call and Webcast Information: The second quarter 2005 conference call is scheduled for Thursday, July 21, 2005 at 8:30am EDT. The telephone number for the conference call is: 800-299-0148; access code is “Owens & Minor.” A playback of the call will be available for five business days at 888-286-8010 with access code #29735579. The conference call will also be Webcast at www.owens-minor.com under the Investor Relations section.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-965-5896; Richard F. Bozard, Vice President, Treasurer, 804-965-2921; Chuck Graves, Director, Finance, 804-965-2935; or Trudi Allcott, Director, Investor Communications & Media Relations, 804-935-4291.

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Page Five

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended June 30,
	2005	% of revenue	2004	% of revenue	% Fav(Unfav)
Revenue	$1,210,894	100.0%	$1,119,375	100.0%	8.2%
Cost of revenue	1,082,126	89.4	1,004,544	89.7	(7.7)

Gross margin	128,768	10.6	114,831	10.3	12.1
Selling, general and administrative expenses	96,075	7.9	84,533	7.6	(13.7)
Depreciation and amortization	5,147	0.4	3,815	0.3	(34.9)
Other operating income and expense, net	(960)	(0.1)	(1,171)	(0.1)	(18.0)

Operating earnings	28,506	2.4	27,654	2.5	3.1
Interest expense, net	2,905	0.2	3,043	0.3	4.5
Discount on accounts receivable securitization	—	—	83	0.0	100.0

Income before income taxes	25,601	2.1	24,528	2.2	4.4
Income tax provision	9,628	0.8	9,203	0.8	(4.6)

Net income	$15,973	1.3%	$15,325	1.4%	4.2%

Net income per common share - basic	$0.40		$0.39
Net income per common share - diluted	$0.40		$0.39

Weighted average shares - basic	39,490		39,002
Weighted average shares - diluted	40,021		39,601

	Six Months Ended June 30,
	2005	% of revenue	2004	% of revenue	% Fav(Unfav)
Revenue	$2,404,494	100.0%	$2,225,449	100.0%	8.0%
Cost of revenue	2,149,888	89.4	1,996,558	89.7	(7.7)

Gross margin	254,606	10.6	228,891	10.3	11.2
Selling, general and administrative expenses	190,027	7.9	168,550	7.6	(12.7)
Depreciation and amortization	8,594	0.4	7,521	0.3	(14.3)
Other operating income and expense, net	(2,071)	(0.1)	(2,272)	(0.1)	(8.8)

Operating earnings	58,056	2.4	55,092	2.5	5.4
Interest expense, net	6,230	0.3	6,289	0.3	0.9
Discount on accounts receivable securitization	—	—	261	0.0	100.0

Income before income taxes	51,826	2.2	48,542	2.2	6.8
Income tax provision	19,934	0.8	18,592	0.8	(7.2)

Net income	$31,892	1.3%	$29,950	1.3%	6.5%

Net income per common share - basic	$0.81		$0.77
Net income per common share - diluted	$0.80		$0.76

Weighted average shares - basic	39,409		38,937
Weighted average shares - diluted	39,951		39,558

Page Six

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$74,084	$55,796
Accounts and notes receivable, net	345,155	344,642
Merchandise inventories	403,213	435,673
Other current assets	32,766	28,365

Total current assets	855,218	864,476
Property and equipment, net	38,877	27,153
Goodwill, net	238,949	200,467
Other assets, net	53,194	39,737

Total assets	$1,186,238	$1,131,833

Current liabilities
Accounts payable	$365,486	$336,326
Accrued payroll and related liabilities	9,214	13,962
Other accrued liabilities	82,784	80,243

Total current liabilities	457,484	430,531
Long-term debt	206,357	207,476
Other liabilities	34,675	33,570

Total liabilities	698,516	671,577

Shareholders’ equity
Common stock	79,727	79,038
Paid-in capital	131,850	126,625
Retained earnings	285,198	263,646
Accumulated other comprehensive loss	(9,053)	(9,053)

Total shareholders’ equity	487,722	460,256

Total liabilities and shareholders’ equity	$1,186,238	$1,131,833

Page Seven

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2005	2004
Operating activities
Net income	$31,892	$29,950
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,594	7,521
Provision for LIFO reserve	5,493	2,595
Provision for losses on accounts and notes receivable	1,697	891
Deferred direct response advertising costs	(2,421)	—
Changes in operating assets and liabilities:
Accounts and notes receivable	6,901	23,513
Merchandise inventories	27,853	(31,940)
Accounts payable	45,553	38,161
Net change in other current assets and current liabilities	(8,362)	(3,341)
Other, net	4,186	3,706

Cash provided by operating activities	121,386	71,056

Investing activities
Additions to property and equipment	(14,093)	(5,087)
Additions to computer software	(1,510)	(2,570)
Net cash paid for acquisitions	(60,619)	(2,500)
Other, net	11	12

Cash used for investing activities	(76,211)	(10,145)

Financing activities
Cash dividends paid	(10,340)	(8,640)
Proceeds from exercise of stock options	3,452	2,751
Decrease in drafts payable	(19,877)	(21,500)
Other, net	(122)	(1,183)

Cash used for financing activities	(26,887)	(28,572)

Net increase in cash and cash equivalents	18,288	32,339
Cash and cash equivalents at beginning of period	55,796	16,335

Cash and cash equivalents at end of period	$74,084	$48,674

Page Eight

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
Operating results:
Revenue	$1,210,894	$1,193,600	$1,165,269	$1,134,387	$1,119,375

Gross margin	$128,768	$125,838	$119,558	$114,850	$114,831
Gross margin as a percent of revenue	10.6%	10.5%	10.3%	10.1%	10.3%

SG&A expense	$96,075	$93,952	$87,955	$84,480	$84,533
SG&A expense as a percent of revenue	7.9%	7.9%	7.5%	7.4%	7.6%

Operating earnings	$28,506	$29,550	$27,440	$27,597	$27,654
Operating earnings as a percent of revenue	2.4%	2.5%	2.4%	2.4%	2.5%

Net income	$15,973	$15,919	$15,353	$15,197	$15,325

Net income per common share - basic	$0.40	$0.40	$0.39	$0.39	$0.39

Net income per common share - diluted	$0.40	$0.40	$0.39	$0.38	$0.39

Accounts receivable:
Accounts and notes receivable, net	$345,155	$345,601	$344,642	$327,433	$329,049

Days sales outstanding	24.8	24.4	26.5	25.8	25.5

Inventory:
Merchandise inventories	$403,213	$403,919	$435,673	$428,551	$413,611

Average inventory turnover	10.7	10.3	9.6	9.6	10.0

Financing:
Long-term debt	$206,357	$205,537	$207,476	$208,307	$207,032

Stock information:
Cash dividends per common share	$0.13	$0.13	$0.11	$0.11	$0.11

Stock price at quarter-end	$32.35	$27.15	$28.17	$25.40	$25.90